Exhibit 2.1
FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT
This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of June 7, 2021, by and between The Kraft Heinz Company, a Delaware corporation (the “Seller Parent”), and Hormel Foods Corporation, a Delaware corporation (the “Buyer”), amends that certain Asset Purchase Agreement, dated as of February 10, 2021, by and between the Seller Parent and the Buyer (as amended, unless context indicates otherwise, the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.
WITNESSETH:
WHEREAS, the Seller Parent and the Buyer have previously executed and delivered the Purchase Agreement;
WHEREAS, pursuant to Section 9.2 of the Purchase Agreement, the Purchase Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of the Seller Parent and the Buyer; and
WHEREAS, the Seller Parent and the Buyer desire to amend the Purchase Agreement in the manner set forth herein.
NOW, THEREFORE, in connection with the Purchase Agreement, the transaction contemplated thereunder and the terms hereof, and in accordance with Section 9.2 of the Purchase Agreement, the Seller Parent and the Buyer agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1“Exhibit E – Form of Virginia Deed” on page (iv) of the Table of Contents to the Purchase Agreement is hereby amended and restated in its entirety as follows:
Exhibit E-1    –    Form of Virginia Special Warranty Deed
Exhibit E-2    –    Form of Virginia Quitclaim Deed
Section 1.2The defined term “Restricted Business” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Restricted Business” means manufacturing, marketing, selling or distributing, anywhere in the world in any channel, Snack Nut Products, cheese-flavored snacks similar to Cheez Curls and Cheez Balls products sold in the snack category, peanut oil, or any packaged food product containing a combination of nuts, seeds, and other food (e.g., cheese, crackers, dried fruit or meat) that contains 50% or greater nuts and/or seeds, measured by weight, intended to be sold in the snack category. Notwithstanding the foregoing, the Restricted Business does not include (i) any P3

Portable Protein Packs sold and distributed by the Seller Parent and its Affiliates within the last three years as described on Section 1.1(d) of the Disclosure Schedules (the “P3 Excluded Products”), or any future extensions of the Seller Parent’s P3 platform that contain less than 50% nuts and/or seeds by weight, (ii) any plant-based product that includes nuts or seeds as an ingredient so long as such product does not otherwise constitute a Snack Nut Product or cheese-flavored snack similar to Cheez Curls and Cheez Balls products sold in the snack category, (iii) any spreadable product that includes nuts or seeds, including peanut butter, other nut butters and similar products, (iv) the sale of seeds (e.g. tomato seeds or cucumber seeds) that are not intended for consumption in seed form and (v) the licensing of certain trademarks, service marks and other Intellectual Property of the Retained Business for use by third parties pursuant to the arrangements set forth on Section 1.1(f) of the Disclosure Schedules.
Section 1.3Section 1.1 of the Purchase Agreement is hereby amended to insert the following defined term in the appropriate alphabetical order:
“Specified Shared Contracts” means that portion (but only that portion) of the Shared Contracts set forth on Section 1.1(e) of the Disclosure Schedules related or applicable to the Business.
Section 1.4The defined term “Virginia Deed” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Virginia Deed” means, collectively, (1) a special warranty deed conveying title in the Owned Real Property located in Virginia (other than those certain parcels described in the quitclaim deed detailed in the following clause (2)), subject to Permitted Encumbrances, substantially in the form of Exhibit E-1, and (2) a quitclaim deed substantially in the form of Exhibit E-2 conveying the right, title, and interest of Seller, if any, and without representation or warranty of any kind, in those certain parcels of real property located in Virginia and more particularly described therein, subject to Permitted Encumbrances.
Section 1.5Section 1.1(d) of the Disclosure Schedules is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.
Section 1.6The Purchase Agreement is hereby amended to include Section 1.1(e) of the Disclosure Schedules in the form attached hereto as Exhibit B.
Section 1.7The Purchase Agreement is hereby amended to include Section 1.1(f) of the Disclosure Schedules in the form attached hereto as Exhibit C.
Section 1.8Section 1.2 of the Purchase Agreement is amended to insert the following in the appropriate alphabetical order:
Additional Buyer Licensed Marks……………………………5.9(e)
Delayed Separation Date…………………..……….….….…..5.5(l)
Delayed Transfer Period……………………………………...2.5(b)

Seller License Term…………………………………..………5.9(c)
Specified Business Employee………………………..……….5.5(l)
Specified Transferred Asset………………………..…………2.5(b)
Section 1.9Section 2.1(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
all Material Contracts listed in Section 3.15(a) of the Disclosure Schedules and all other Contracts to which any Seller is a party or by which any of them is bound, in each case, that relate exclusively to the Business and the Specified Shared Contracts, but, notwithstanding the foregoing, excluding (i) the Labor Agreements and any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, (ii) any Contract that was (x) not made available to the Buyer and (y) not disclosed in Section 3.15(a)(iii) or Section 3.15(a)(iv) of the Disclosure Schedules if such non-disclosure constitutes a breach of Section 3.15(a)(iii) or Section 3.15(a)(iv), unless (1) the Buyer gives written notice to the Seller Parent that it deems such undisclosed Contract to constitute a Transferred Contract or (2) the Buyer continues to operate under, and assume the benefits and obligations of, such Contract following the Closing and does not give the Seller Parent written notice within 90 days of the Closing that such Contract shall constitute an Excluded Asset, and (iii) the Shared Contracts (other than the Specified Shared Contracts) (the “Transferred Contracts”);
Section 1.10Section 2.2(p) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
all Contracts other than the Transferred Contracts, including (i) the Labor Agreements and any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, (ii) any Contract that was (x) not made available to the Buyer and (y) not disclosed in Section 3.15(a)(iii) or Section 3.15(a)(iv) of the Disclosure Schedules if such non-disclosure constitutes a breach of Section 3.15(a)(iii) or Section 3.15(a)(iv), unless (1) the Buyer gives written notice to the Seller Parent that it deems such undisclosed Contract to constitute a Transferred Contract or (2) the Buyer continues to operate under, and assume the benefits and obligations of, such Contract following the Closing and does not give the Seller Parent written notice within 90 days of the Closing that such Contract shall constitute an Excluded Asset, and (iii) the Shared Contracts (other than the Specified Shared Contracts); and
Section 1.11Section 2.3(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
except for the Liabilities expressly allocated to any Seller or its Affiliates in Section 2.4 or Section 5.5 or as otherwise expressly allocated to any Seller or its Affiliates hereunder, all Liabilities to the extent arising out of or in connection with any act, omission or circumstance with respect to the Business or the ownership or use of the Transferred Assets occurring or arising at any time prior to, on or after the Closing, and all Liabilities which relate to the Buyer’s conduct of the Business and ownership and use of the Transferred Assets from and after the Closing, including all Liabilities under any Transferred Contract (including all Specified Shared Contracts and all accounts payable pursuant to any open purchase order for any raw materials, work-in-progress, finished goods, ingredients, packaging materials, labels or other inventories to be delivered following the Closing that constitutes a Transferred Contract);
Section 1.12The penultimate sentence of the paragraph in Section 2.5(a) of the Purchase Agreement is hereby amended such that the word “its” immediately preceding “terms thereof” is deleted.
Section 1.13Section 2.5(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
The Parties acknowledge and agree that, notwithstanding anything to the contrary, the Seller Parent shall provide certain Transitional Services (as defined in the Transition Services Agreement) to the Buyer with respect to the distribution of Products in Japan for a specified period of time following the Closing (such period of time until such services are terminated or expire in accordance with the terms of the Transition Services Agreement, the “Delayed Transfer Period”) in accordance with, and pursuant to, the terms of the Transition Services Agreement. Accordingly, notwithstanding anything to the contrary contained in this Agreement, unless and until the end of the Delayed Transfer Period, Section 2.1 shall not be effective with respect to the Transferred Contract set forth on Section 2.5(b) of the Disclosure Schedules (the “Specified Transferred Asset”). Upon the end of the Delayed Transfer Period, (i) Section 2.1 shall be effective with respect to the Specified Transferred Asset and (ii) the Specified Transferred Asset shall be included in the Transferred Assets effective as of the Closing.
Section 1.14Section 2.5(b) of the Disclosure Schedules is hereby amended and restated in its entirety in the form attached hereto as Exhibit D.
Section 1.15Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets and the Assumed Liabilities to the Buyer, at the Closing, the Buyer shall (i) pay to the Sellers, by wire transfer to one or more bank accounts designated in writing by the Seller Parent to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $3,350,000,000 in the aggregate in immediately available funds in United States dollars and (ii) assume the Assumed Liabilities (the “Purchase Price”).

Section 1.16Section 2.8 of the Disclosure Schedules is hereby amended and restated in its entirety in the form attached hereto as Exhibit E.
Section 1.17Section 2.8(c) of the Purchase Agreement is hereby added and shall read as follows:
Notwithstanding anything to the contrary, the parties acknowledge and agree that (i) any Inventory physically located in Costa Rica as of the Closing Date will not be included in the Transferred Assets and instead will be retained by the Seller Parent and its Affiliates, (ii) the Seller Parent and its Affiliates may sell, donate, write off or otherwise dispose of such Inventory in their sole discretion and (iii) the Buyer hereby consents to the transitional use of the trademarks and service marks included in the Business Intellectual Property solely to permit the Seller Parent and its Affiliates to sell, donate or otherwise dispose of such Inventory post-Closing to the extent applicable.
Section 1.18Annex-1 3.12(a) of Section 3.12(a) of the Disclosure Schedules is hereby amended to include (in addition to the other items already set forth on Annex-1 3.12(a) of Section 3.12(a) of the Disclosure Schedules) the items set forth in Exhibit F attached hereto.
Section 1.19Section 3.15(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Section 3.15(a) of the Disclosure Schedules contains a list, as of the date hereof, of all of the following Contracts to which any Seller is a party or by which any Seller is bound, to which any Transferred Asset is subject, or pursuant to which any Seller receives any benefit or incurs any Liability, in each case, that relate exclusively to the Business, and each such Contract is listed under a heading in such Disclosure Schedule that corresponds with each applicable clause among the following to which such Contract relates, but, for the avoidance of doubt, excluding any Excluded Assets and any Shared Contracts (and any Specified Shared Contracts) (such Contracts required to be listed on Section 3.15(a) of the Disclosure Schedule being “Material Contracts”):
Section 1.20The penultimate sentence of the paragraph in Section 5.5(a) of the Purchase Agreement is hereby amended such that the reference to “county” shall be replaced with “country”.
Section 1.21The penultimate sentence of the paragraph in Section 5.5(b) of the Purchase Agreement is hereby amended such that the reference to “2020” shall be replaced with “2021”.
Section 1.22Section 5.5(l) of the Purchase Agreement is hereby added and shall read as follows:
The Parties acknowledge and agree that, notwithstanding anything to the contrary, (i) the Business Employee set forth on Section 5.5(l) of the Disclosure Schedules (the “Specified Business Employee”) shall continue to remain an employee of the Seller Parent or its Affiliates through August 16, 2021 (the “Delayed Separation Date”) unless such Specified Business Employee resigns, is terminated for cause, dies or becomes totally and permanently disabled, (ii) the Buyer shall offer employment to the Specified Business Employee effective as of the day after the Delayed Separation Date in accordance with Section 5.5(a); provided, that the Specified Business Employee remains employed with Seller Parent or its Affiliates through the Delayed Separation Date, (iii) with respect to annual incentive arrangements covering the Specified Business Employee for fiscal year 2021, the Sellers shall pay any amounts due under such plans with respect to the period through the Delayed Separation Date at the level determined by Sellers in accordance with past practices, and the Buyer shall assume such arrangements with respect to the period during fiscal year 2021 after the Delayed Separation Date and make payments to the extent due thereunder in accordance with their terms, and (iv) the Specified Business Employee and his eligible dependents shall cease participation in the Employee Plans effective as of the Delayed Separation Date. For avoidance of doubt, the Specified Business Employee will not become a Transferred Employee until the day after the Delayed Separation Date, and subject to the Specified Business Employee otherwise satisfying the requirements to become a Transferred Employee as identified in Section 5.5(a).
Section 1.23The Purchase Agreement is hereby amended to include Section 5.5(l) of the Disclosure Schedules in the form attached hereto as Exhibit G.
Section 1.24The second sentence of the paragraph in Section 5.9(a) of the Purchase Agreement is hereby amended such that the reference to “180 day period” shall be replaced with “12-month period”.
Section 1.25Section 5.9(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Effective as of the Closing, the Buyer hereby grants to the Seller Parent and its Affiliates, and the Seller Parent hereby accepts, on behalf of itself and its Affiliates, a transitional, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (but only to any Affiliates, manufacturers, packagers, distributors, and other third parties reasonably necessary to produce and distribute the P3 protein and snacking products that contain nuts), non-transferable, non-assignable, right and license to use the trademarks, service marks and UPC Codes and Prefixes set forth on Section 5.9(c) of the Disclosure Schedules (the “Buyer Licensed Marks”) for a term of two years with respect to such trademarks and service marks and three years with respect to such UPC Codes and Prefixes (each, a “Seller License Term”) solely in connection with the manufacture, labeling, distribution, marketing and sale of the P3 protein and snacking products that contain nuts after the Closing substantially in the manner such products were manufactured, labeled, distributed, marketed and sold as of the Closing (including with respect to the style, appearance and quality of such products) and (i) Seller Parent shall not use the Buyer Licensed Marks in a manner detrimental to Buyer’s rights in the Buyer Licensed Marks or the goodwill associated therewith, and (ii) Buyer shall, upon reasonable notice to Seller Parent, have the right to inspect the quality of such products and the use of the Buyer Licensed Marks; provided, that, during the applicable Seller License Term, the

Seller Parent (x) shall transition from, and thereafter shall cease all use of, the Buyer Licensed Marks on the P3 products, and P3 products bearing the Buyer Licensed Marks remaining in the possession or control of the Seller Parent and its Affiliates upon the expiration of the applicable Seller License Term shall be destroyed by the Seller Parent and its Affiliates or otherwise disposed of as directed by the Buyer and (y) shall not use the family codes 000, 600 or 630 within the 29000 GTIN prefix. Except for the license granted in this Section 5.9(c), all rights in the Buyer Licensed Marks are reserved by Buyer and all goodwill arising from Seller Parent’s use of the Buyer Licensed Marks inures to the benefit of Buyer.
Section 1.26Section 5.9(c) of the Disclosure Schedules is hereby amended and restated in its entirety in the form attached hereto as Exhibit H.
Section 1.27Section 5.9(e) of the Purchase Agreement is hereby added and shall read as follows:
Effective as of the Closing, the Buyer hereby grants to the Seller Parent and its Affiliates, and the Seller Parent hereby accepts, on behalf of itself and its Affiliates, a transitional, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (but only to any Affiliates, manufacturers, packagers, distributors, and other third parties reasonably necessary to use promotional videos, marketing materials, recipes and other promotional content in the manner such promotional videos, marketing materials, recipes and other promotional content were used as of the Closing (including to produce, distribute, market or sell the products of the Retained Business in the manner such products were produced, distributed, marketed or sold by the Seller Parent and its Affiliates as of the Closing)), non-transferable, non-assignable, right and license to use the trademarks and service marks included in the Business Intellectual Property (the “Additional Buyer Licensed Marks”) during the License Term solely in connection with (x) the manufacture, labeling, distribution, marketing and sale of the products produced, distributed, marketed or sold by the Seller Parent and its Affiliates as part of the Retained Business that use the Additional Buyer Licensed Marks in certain recipes (including recipes on the packaging of such products, advertising on websites or in marketing videos for such products) after the Closing substantially in the manner such products were manufactured, labeled, distributed, marketed or sold by the Seller Parent and its Affiliates as of the Closing (including with respect to the style, appearance and quality of such products) or (y) the use by the Seller Parent and its Affiliates of promotional videos, marketing materials, recipes and other promotional content for the Retained Business that use the Additional Buyer Licensed Marks in certain recipes (including recipes on the packaging of such products, advertising on websites or in marketing videos for such products) after the Closing substantially in the manner such promotional videos, marketing materials, recipes and other promotional content were used by the Seller Parent and its Affiliates for the Retained Business as of the Closing. During the License Term, the Seller Parent shall transition from, and thereafter shall cease all use of, the Additional Buyer Licensed Marks on such products and in any marketing materials or other promotional content, and such products, marketing materials or other promotional content bearing the Additional Buyer Licensed Marks remaining in the possession or control of the Seller Parent and its Affiliates upon the expiration of the License Term shall be destroyed by the Seller Parent and its Affiliates or otherwise disposed of as directed by the Buyer. The Seller Parent shall not use the Additional Buyer Licensed Marks in a manner detrimental to the Buyer’s rights in the Additional Buyer Licensed Marks or the goodwill associated therewith, and the Buyer shall, upon reasonable notice to the Seller Parent, have the right to inspect the quality of such products and the use of the Additional Buyer Licensed Marks. Except for the license granted in this Section 5.9(e), all rights in the Additional Buyer Licensed Marks are reserved by the Buyer and all goodwill arising from the Seller Parent’s use of the Additional Buyer Licensed Marks inures to the benefit of the Buyer.
Section 1.28Section 5.9(f) of the Purchase Agreement is hereby added and shall read as follows:
Following the Closing, at the sole cost and expense of the Buyer, the Seller Parent agrees to use commercially reasonable efforts to renew any registered trademarks included in the Business Intellectual Property that are due to expire or lapse, or otherwise have non-extendable maintenance deadlines coming due, between the Closing and August 8, 2021 (inclusive of August 8, 2021). The Buyer shall promptly reimburse the Seller Parent for any out-of-pocket costs and expenses incurred in connection with such renewal or directly pay the Seller Parent’s renewal agent for the related costs and expenses, as applicable.
Section 1.29Section 5.15(e) of the Purchase Agreement is hereby added and shall read as follows:
Following the Closing, to the extent requested by the Seller Parent, the Buyer shall use commercially reasonable efforts (including taking into consideration the advice of the Buyer’s local counsel) to cooperate with the Sellers to allocate a portion of the Purchase Price to the Transferred Assets located in South Korea as required by or advisable under applicable Law, including, for example, by permitting the Seller Parent and its Affiliates to retain physical possession of and sell any Inventory located in South Korea to the distributors of the Business located in South Korea following the Closing (with such transaction to be for the benefit of the Buyer).
Section 1.30The first sentence of Section 5.17 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
As soon as practicable following the date hereof (and, in any event, no later than May 28, 2021), the Seller Parent shall deliver to the Buyer the audited combined balance sheets of the Business as of December 26, 2020 and December 28, 2019, and the related combined statements of income, comprehensive income, cash flows and changes in net parent investment for the years then ended (the “Audited Financial Statements”).

Section 1.31Section 5.25 of the Purchase Agreement is hereby added and shall read as follows:
At the Closing, the Buyer shall reimburse the Seller Parent, by wire transfer to one or more bank accounts designated in writing by the Seller Parent to the Buyer at least two Business Days prior to the Closing Date, for certain real property surveys conducted prior to the Closing in an amount equal to $86,500 in immediately available funds in United States dollars.
Section 1.32Section 5.26 of the Purchase Agreement is hereby added and shall read as follows:
The parties shall cooperate and negotiate in good faith to finalize and execute a letter agreement regarding the supply of certain nut ingredients by the Buyer from the Suffolk, VA plant for use in production of the Seller Parent’s P3 protein and snacking products no later than one day following the Closing Date (in the event such letter agreement is not executed in advance of the Closing Date).
Article II
MISCELLANEOUS
Section 2.1References. Each reference in the Purchase Agreement shall, unless the context otherwise requires, mean the Purchase Agreement as amended by this Amendment.
Section 2.2No Other Amendments; Continuing Effect. The amendments set forth herein are limited precisely as written and will not be deemed to be an amendment of any other term or condition of the Purchase Agreement or any of the documents referred to therein. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.
Section 2.3Constructions, Etc. This Amendment shall be governed by all provisions of the Purchase Agreement, unless the context otherwise requires, including all provisions concerning amendment, construction, enforcement, notices, governing law and jurisdiction.
Section 2.4Successors. This Amendment shall be binding upon and shall inure to the benefit of the parties to the Purchase Agreement and their respective successors and permitted assigns.
Section 2.5Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and, when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, this Amendment shall be deemed effective as of the date of the Purchase Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE KRAFT HEINZ COMPANY

By: /s/ Paulo Basilio__________________
Name:     Paulo Basilio
Title:     Chief Financial Officer

[Signature Page to First Amendment to Asset Purchase Agreement]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HORMEL FOODS CORPORATION

By: /s/ Fred Halvin_______________________
Name: Fred Halvin
Title: Vice President, Corporate Development
[Signature Page to First Amendment to Asset Purchase Agreement]